CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form 20-F of our report dated February 24, 2012 except for Note 12 which is dated as of May 7, 2012 with respect to the audited consolidated balance sheets of Rampart Detection Systems, Ltd as of July 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended July 31, 2011 and 2010 and the period from January 9, 2009 (inception) through July 31, 2011.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

May 7, 2012